As Filed With the Securities and Exchange Commission on January 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RETO ECO-SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

British Virgin Isnads	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Beijing REIT Technology

Development Co., Ltd.

Building B, 24th Floor, 60 Anli

Road, Chaoyang District, Beijing

People’s Republic of China 100101

Tel: (+86) 10 64820312

(Address, including zip code, of Principal Executive Offices)

ReTo Eco-Solutions, Inc.

2018 Share Incentive Plan

(Full title of the plan)

Vcorp Agent Services, Inc.

25 Robert Pitt Dr., Suite 204

Monsey, New York 10952

(Name and address of agent for service)

(888) 528-2677

(Telephone number, including area code, of agent for service)

With a Copy to:

Bradley A. Haneberg, Esq.

Matthew B. Chmiel, Esq.

Haneberg Hurlbert, PLC

1111 E. Main St., Suite 2010

Richmond, Virginia 23219

(804) 554-4803 – telephone

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☒
Accelerated filer ☐	Emerging growth company ☒
Non-accelerated filer ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Shares, $0.001 par value per share	2,000,000 shares	$1.55	$3,100,000	$$376

(1)	This registration statement is being filed for purposes of registering 2,000,000 shares of common shares, $0.001 par value per share, of ReTo Eco-Solutions, Inc., issuable pursuant to its 2018 Share Incentive Plan, as the same may be further amended or restated. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) of the General Rules and Regulations under the Securities Act for the purpose of computing the registration fee, based on the average of the high and low sales prices on The Nasdaq Capital Market on January 10, 2019, which was $1.55.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

Explanatory Note

This registration statement on Form S-8 (“Registration Statement”) is being filed to register an aggregate of 2,000,000 common shares, par value $0.001 per share (“Common Shares”), of ReTo Eco-Solutions Inc. (the “Company”) that may be issued and authorized under the Company’s 2018 Share Incentive Plan (the “2018 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 2018 Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 24 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.

●	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed on April 27, 2018;

●	The description of the Registrant’s Common Shares contained in its Registration Statement on Form 8-A (Registration No. 001-38307) filed with the Commission on November 28, 2017 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Common Shares set forth in the Registrant’s Registration Statement on Form F-1, No. 333-219709 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2017 as amended on Form F-1/A on October 16, 2017, and 18 November 13, 2017, including any amendments or reports filed for the purpose of updating such description; and

●	All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator.  To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index is hereby incorporated by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on January 11, 2019.

RETO ECO-SOLUTIONS, INC.

By:	/s/ Hengfang Li
Hengfang Li Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Hengfang Li as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ HENGFANG LI	Chairman of the Board of Directors	January 11, 2019
Hengfang Li	and Chief Executive Officer (Principal Executive Officer)

/S/ YUXIA JIA	Chief Financial Officer	January 11, 2019
Yuxia Jia	(Principal Financial and Accounting Officer)

/S/ GUANGFENG DAI	Chief Operating Officer and Director	January 11, 2019
Guangfeng Dai

/S/ ZHIZHONG HU	Chief Technology Officer and Director	January 11, 2019
Zhizhong Hu

/S/ XINGCHUN WANG	Director	January 11, 2019
Xingchun Wang

/S/ ZHI LI	Director	January 11, 2019
Zhi Li

/S/ SOPHIA LIU	Director	January 11, 2019
Sophia Liu

/S/ AUSTIN HUANG	Director	January 11, 2019
Austin Huang

/S/ JING FAN	United States Authorized Representative	January 11, 2019
Jing Fan

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Specimen Common Share Certificate (1)
5.1	Opinion of Haneberg Hurlbert PLC (*)
23.1	Consent of Friedman LLP (*)
23.2	Consent of Haneberg Hurlbert PLC (included in exhibit 5.1) (*)
24.1	Power of Attorney (included on the signature pages hereof) (*)
99.1	2018 Share Incentive Plan (2)

(1)	Filed as an exhibit to ReTo Eco-Solution, Inc.’s Registration Statement on Form F-1/A (Registration No. 333-199306) filed on October 16, 2017 and hereby incorporated by reference.

(2)	Filed as part of an exhibit to the Registrant’s report on Form 6-K, filed on September 28, 2018 and hereby incorporated by reference

(*)	Filed herewith.